Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com

Christopher Warnke Manager, Investor Relations 202-478-2330 cwarnke@dft.com

FOR IMMEDIATE RELEASE

MAY 11, 2010

DUPONT FABROS TECHNOLOGY, INC. CLOSES

$85 MILLION UNSECURED REVOLVING CREDIT FACILITY

WASHINGTON, DC – May 11, 2010 – DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that the Company entered into a $85 million unsecured revolving credit facility to replace the old secured facility terminated in December 2009. The facility includes an accordion feature which permits a $15 million increase of the facility in the event that one or more lenders agrees to provide such commitments. The new facility has an initial maturity date of May 6, 2013, and includes a one-year extension option that is exercisable upon the payment of an extension fee and the satisfaction of certain other customary conditions. The interest rate on the new facility is LIBOR plus 4.5% and includes a LIBOR floor of 1%. Certain key financial covenants in the new facility include total permitted indebtedness of not more than 60% of gross asset value, total unsecured indebtedness to unencumbered asset value of not more than 60% and a minimum fixed charge coverage ratio of 1.70 to 1.00.

Mark L. Wetzel, Chief Financial Officer and Treasurer of the Company stated, “We are pleased to have closed on the new credit facility. The new facility provides us additional capital capacity to our balance sheet providing the financial flexibility for the future growth of the company.”

KeyBank National Association acted as Administrative Agent, KeyBanc Capital Markets acted as the Sole Lead Arranger and Sole Book Manager and Royal Bank of Canada acted as the Syndication Agent for the new unsecured revolving credit facility.

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure facilities used primarily by national and international Internet and enterprise companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology, Inc. is headquartered in Washington, DC. For more information, please visit www.dft.com.

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